EXHIBIT 99


                                  PRESS RELEASE
                          UCI MEDICAL AFFILIATES, INC.
             REPORTS FISCAL YEAR END RESULTS FOR SEPTEMBER 30, 2007

Columbia, SC - December 26, 2007 - UCI Medical Affiliates, Inc. (OTC Bulletin
Board: UCIA) reported that revenue for the year ended September 30, 2007 increased to $71,857,000 from $63,672,000 for the year ended September 30, 2006, an increase of 13%.

Revenue for the quarter ended September 30, 2007 was $17,885,000 or 9% greater than the $16,432,000 earned for the quarter ended September 30, 2006. The increase in revenues is attributed to the opening of six new centers, an increase in the patient visits and improved revenue per patient.

 The Company reported net income of $1,445,000 or $.15 per share for the fiscal year 2007 as compared to $2,710,000 or $.28 per share for the fiscal year 2006.

"We provided over 600,000 patients with superb care, grew our business by 13%, and maintained a solid operating margin despite the negative effect of opening six new offices," said President and Chief Executive Officer, Michael Stout, MD. "We are proud of this accomplishment and the continued strengthening of our balance sheet."

The Company's September 30, 2007 balance sheet reflects total assets of $30,722,000 as compared to $28,126,000 at September 30, 2006 while stockholders' equity at September 30, 2007 was $17,871,000 as compared to $16,246,000 at September 30, 2006.

"Despite the negative impact on our margin caused by the opening of six new centers, we saw significant improvements in our revenues and patient visits during fiscal year 2007," said Jerry F. Wells, Jr., CPA, Executive Vice President and Chief Financial Officer. "As the new centers continue to grow, we remain focused on providing outstanding care to each of our patients."

UCI Medical Affiliates, Inc. provides non-medical management and administrative services for freestanding medical centers, which operate as Doctors Care, Progressive Physical Therapy Services, Luberoff Pediatrics and Carolina Orthopedic and Sports Medicine providing family care, urgent care, and occupational healthcare in 57 offices in South Carolina and one in Knoxville, Tennessee.

Certain of the statements contained in this Report on Form 10-Q that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We caution readers of this Form 10-Q that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Although our management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, we have no assurance that actual results will not differ materially from their expectations. Factors that could cause actual results to differ from expectations include, among other things, (1) the difficulty in controlling our costs of providing healthcare and administering our network of centers; (2) the possible negative effects from changes in reimbursement and capitation payment levels and payment practices by insurance companies, healthcare plans, government payors and other payment sources; (3) the difficulty of attracting primary care physicians; (4) the increasing competition for patients among healthcare providers; (5) possible government regulations negatively impacting our existing organizational structure; (6) the possible negative effects of prospective healthcare reform; (7) the challenges and uncertainties in the implementation of our expansion and development strategy; (8) the dependence on key personnel; (9) adverse conditions in the stock market, the public debt market, and other capital markets (including changes in interest rate conditions); (10) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a reduced demand for practice management services; (11) the demand for our products and services; (12) technological changes; (13) the ability to increase market share; (14) the adequacy of expense projections and estimates of impairment loss; (15) the impact of change in accounting policies by the Securities and Exchange Commission; (16) unanticipated regulatory or judicial proceedings; (17) the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; (18) other factors described in this report and in our other reports filed with the Securities and Exchange Commission; and (19) our success at managing the risks involved in the foregoing.

Contact:          Jerry F. Wells, Jr., CPA,
                  Executive Vice President and Chief Financial Officer UCI Medical Affiliates, Inc.
                  4416 Forest Drive
                  Columbia, South Carolina 29206
                  (803) 782-4278
                  www.DoctorsCare.com